UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 17, 2013

Lenco Mobile Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2025 First Avenue, Suite 320, Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 557-4148

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 31, 2013 Lenco Mobile Inc. (the “Company”) received notices from four shareholders of Series A Preferred Stock that each of them elected to have the Company redeem the Series A Preferred Stock held by them. The Company received notices from three additional shareholders of Series A Preferred Stock, on November 5, 2013, November 7, 2013 and November 20, 2013, that each of the shareholders elected to have the Company redeem the Series A Preferred Stock held by them.

The notices sent by these seven shareholders (collectively, the “Electing Holders”) stated that a “Change of Control” transaction had occurred as that term is defined in the Certificate of Designation of Rights, Preferences and Limitations of the Series A Preferred Stock filed with the Delaware Secretary of State on September 22, 2010 (the “Certificate of Designation”). The notices stated that, based on this, each of the shareholders are entitled under the Certificate of Designation to have the Company redeem all shares of Series A Preferred Stock held by each of them.

As of February 5, 2014, the total amount that would be required to redeem all of the shares held by the Electing Holders is approximately $2.3 million. The Company is not legally able to redeem any shares at this time.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On September 17, 2013, Mr. Michael Levinsohn resigned from his position as an employee and executive of the Company. On January 31, 2014, Mr. Levinsohn resigned from his position as chairman of the Board of Directors (the “Board”) of the Company. Mr. Levinsohn’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Separation Agreement between Mr. Levinsohn and the Company previously disclosed on Periodic Report on Form 8-K filed on June 17, 2013 had expired prior to Mr. Levinsohn’s resignation from any position so none of the terms of that agreement applied. In connection with Mr. Levinsohn’s resignation, on January 31, 2014, the Company entered into a Settlement and Release Agreement with Mr. Levinsohn. Pursuant to the Settlement and Release Agreement, each of the Company and Mr. Levinsohn provided a general release of claims and the Company agreed to (i) pay Mr. Levinsohn $20,000, and (ii) accelerate the vesting of an option with respect to 6,500,000 shares of Company common stock that was granted on April 11, 2012, and (iii) extend the post-termination exercise period for such stock option until April 11, 2022.

Effective as of January 31, 2014, Mr. Michael Matthews was elected by unanimous consent of the Board to serve as non-executive chairman of the Board of Directors. Mr. Matthews has been a director on the Board since April 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lenco Mobile Inc.

Dated: February 5, 2014	By:	/s/ Christopher Stanton
Christopher Stanton
General Counsel and Secretary